Exhibit 99.1

[Logo of Michael Foods, Inc.]

NEWS

301 Carlson Parkway ■ Suite 400 ■ Minnetonka, MN 55305 ■ (952) 258-4000 FAX (952) 258-4911 Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

CONTACT:	Mark D. Witmer Treasurer & Secretary (952) 258-4906

For Immediate Release

MICHAEL FOODS REPORTS SECOND QUARTER RESULTS

MINNETONKA, August 14 — Michael Foods, Inc. today reported financial results for the second quarter of 2007. Net earnings for the three months ended June 30, 2007 were $3.7 million, compared to $6.5 million in the 2006 period, a decrease of 43%. Net sales for the three months ended June 30, 2007 were $347.9 million, compared to $298.9 million in the 2006 period, an increase of 16%. Net earnings for the six months ended June 30, 2007 were $7.7 million, compared to $10.7 million in the 2006 period, a decrease of 28%. Net sales for the six months ended June 30, 2007 were $675.9 million, compared to $606.3 million in the 2006 period, an increase of 11%.

Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our senior credit facility) for the three months ended June 30, 2007 were $39.6 million, compared to $43.2 million in the 2006 period, a decrease of 8%. EBITDA for the six months ended June 30, 2007 was $78.6 million, compared to $82.4 million in the 2006 period, a decrease of 5%. We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance, it is used to determine incentive compensation levels and it is a key measurement contained in the financial covenants of our senior credit facility.

Commenting on the second quarter results, Chairman and Chief Executive Officer Gregg A. Ostrander said, “We continued to battle cost pressures in the second quarter. Grain, egg, cheese and energy markets were all well above historical levels, with the cheese market at a record high. These factors caused production costs to rise significantly from the levels seen in 2006. While we have taken pricing actions with our customers, normal delays in affecting pass-throughs resulted in more modest margins for most of our sales in the second quarter. Unit sales volumes experienced solid growth in the period. Our foodservice value-added egg product and potato product unit sales results easily outpaced those of the prior year period. A stand-out performer, in terms of margin and EBITDA contribution, was the food ingredient portion of our Egg Products Division. The rising egg market has resulted in improved pricing of these egg products used to make other food items. Meanwhile, egg costs have not risen as rapidly, providing us with a favorable spread for many of the products sold in this category. This business generated a positive margin this year versus losses in 2006. The solid performance of the food ingredient channel speaks to the balance of our overall egg products portfolio. This balance has enabled us to weather volatile egg and grain markets while still delivering strong operating profits and free cash flow.”

Ostrander added, “We expect our second half EBITDA performance to improve over what we have accomplished in the first half. We will begin to realize the impact of the price increases taken during the first six months of the year on egg and cheese products. This should provide some relief as we continue to deal with high costs. Pricing and costs are becoming better aligned in this new market reality.”

The Company also announced that it has retained Banc of America Securities and J.P. Morgan Securities as its financial advisors in evaluating strategic alternatives. There can be no assurances that any transaction will occur, or the timing, structure or terms of any transaction. The Company does not expect to make any further disclosures regarding a potential transaction until such time as it has entered into a definitive arrangement.

Unaudited segment data follows (in thousands):

	Egg Products	Crystal Farms	Potato Products	Corporate	Total
Quarter ended June 30, 2007:
External net sales	$243,453	$76,420	$28,070	$—	$347,943
Net earnings	9,097	1,429	2,352	(9,178)	3,700
EBITDA*	33,005	3,402	5,279	(2,066)	39,620

Quarter ended June 30, 2006:
External net sales	$207,585	$64,270	$27,058	$—	$298,913
Net earnings	9,608	2,758	2,662	(8,485)	6,543
EBITDA*	33,220	5,587	5,748	(1,305)	43,250

Six months ended June 30, 2007:
External net sales	$472,681	$146,610	$56,583	$—	$675,874
Net earnings	16,988	4,283	4,870	(18,491)	7,650
EBITDA*	62,511	8,921	10,886	(3,744)	78,574

Six months ended June 30, 2006:
External net sales	$420,570	$132,886	$52,848	$—	$606,304
Net earnings	18,077	4,739	4,747	(16,901)	10,662
EBITDA*	64,767	10,000	10,654	(3,056)	82,365

*	As defined in our senior credit facility.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles our net earnings to EBITDA for the quarter ended June 30, 2007 (in thousands):

	Egg Products	Crystal Farms	Potato Products	Corporate	Total
Net earnings (loss)	$9,097	$1,429	$2,352	$(9,178)	$3,700
Interest expense, excluding amortization of debt issuance costs	88	—	—	12,202	12,290
Amortization of debt issuance costs	—	—	—	1,011	1,011
Income tax expense	4,931	720	1,125	(4,766)	2,010
Depreciation and amortization	16,415	1,081	1,628	3	19,127
Equity sponsor management fee	—	—	—	442	442
Industrial revenue bonds related expenses	246	—	—	—	246
Other	1,863	172	174	(1,780)	429

	32,640	3,402	5,279	(2,066)	39,255
Less:
Unrealized losses on swap contracts	(365)	—	—	—	(365)

EBITDA (as defined in our senior credit facility)	$33,005	$3,402	$5,279	$(2,066)	$39,620

The following table reconciles our net earnings to EBITDA for the quarter ended June 30, 2006 (in thousands):

	Egg Products	Crystal Farms	Potato Products	Corporate	Total
Net earnings (loss)	$9,608	$2,758	$2,662	$(8,485)	$6,543
Interest expense, excluding amortization of debt issuance costs	98	—	—	12,353	12,451
Amortization of debt issuance costs	—	—	—	381	381
Income tax expense (benefit)	5,078	1,530	1,470	(4,579)	3,499
Depreciation and amortization	16,221	1,158	1,479	2	18,860
Equity sponsor management fee	—	—	—	461	461
Industrial revenue bonds related expenses	246	—	—	—	246
Other	1,662	141	137	(1,438)	502

	32,913	5,587	5,748	(1,305)	42,943
Minus:
Unrealized losses on swap contracts	(307)	—	—	—	(307)

EBITDA (as defined in our senior credit facility)	$33,220	$5,587	$5,748	$(1,305)	$43,250

The following table reconciles our net earnings to EBITDA for the six months ended June 30, 2007 (unaudited, in thousands):

	Egg Products	Crystal Farms	Potato Products	Corporate	Total
Net earnings (loss)	$16,988	$4,283	$4,870	$(18,491)	$7,650
Interest expense, excluding amortization of debt issuance costs	174	—	—	24,331	24,505
Amortization of debt issuance costs	—	—	—	2,027	2,027
Income tax expense (benefit)	9,204	2,160	2,445	(9,276)	4,533
Depreciation and amortization	32,773	2,164	3,256	6	38,199
Equity sponsor management fee	—	—	—	883	883
Industrial revenue bonds related expenses	494	—	—	—	494
Other	3,589	314	315	(3,224)	994

	63,222	8,921	10,886	(3,744)	79,285
Minus:
Unrealized gains on swap contracts	711	—	—	—	711

EBITDA (as defined in our senior credit facility)	$62,511	$8,921	$10,886	$(3,744)	$78,574

The following table reconciles our net earnings to EBITDA for the six months ended June 30, 2006 (unaudited, in thousands):

	Egg Products	Crystal Farms	Potato Products	Corporate	Total
Net earnings (loss)	$18,077	$4,739	$4,747	$(16,901)	$10,662
Interest expense, excluding amortization of debt issuance costs	197	—	—	24,555	24,752
Amortization of debt issuance costs	—	—	—	762	762
Income tax expense (benefit)	9,956	2,670	2,680	(9,437)	5,869
Depreciation and amortization	32,423	2,314	2,958	3	37,698
Equity sponsor management fee	—	—	—	924	924
Industrial revenue bonds related expenses	497	—	—	—	497
Other	3,253	277	269	(2,962)	837

	64,403	10,000	10,654	(3,056)	82,001
Minus:
Unrealized losses on swap contracts	(364)	—	—	—	(364)

EBITDA (as defined in our senior credit facility)	$64,767	$10,000	$10,654	$(3,056)	$82,365

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company and Northern Star Co.

Condensed consolidated statements of earnings are as follows:

Michael Foods, Inc.

Consolidated Statements of Earnings

(Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Net sales	$347,943	$298,913	$675,874	$606,304
Cost of sales	291,328	243,200	563,136	495,704

Gross profit	56,615	55,713	112,738	110,600
Selling, general & administrative	37,457	33,046	73,558	68,689
Plant closing expenses	47	—	232	—

Operating profit	19,111	22,667	38,948	41,911
Interest expense, net	13,401	12,625	26,765	25,264

Earnings before income taxes and equity in losses of unconsolidated subsidiary	5,710	10,042	12,183	16,647
Income tax expense	2,010	3,499	4,533	5,869

Earnings before equity in losses of unconsolidated subsidiary	3,700	6,543	7,650	10,778
Equity in losses of unconsolidated subsidiary	—	—	—	116

Net earnings	$3,700	$6,543	$7,650	$10,662

Selected Balance Sheet Information (unaudited):	June 30, 2007	December 31, 2006
	(Unaudited)
Cash and equivalents	$18,932	$21,576

Accrued interest	7,348	2,497

Total debt, including current maturities	651,941	645,794

Certain items in this release may be forward-looking statements. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and cheese, which can result in pricing and profit margin volatility for certain egg products and cheese. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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